As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-191267

Registration No. 333-170625

Registration No. 333-145415

Registration No. 333-118969

Registration No. 333-48656

Registration No. 333-65715

Registration No. 033-56221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-191267

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-170625

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145415

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118969

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-48656

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65715

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-56221

TANGO MERGER SUB 2 LLC

(Exact name of registrant as specified in its charter)

Delaware	47-1225595
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

909 Third Avenue

New York, NY 10022-4731

(Address of Principal Executive Offices)

Paul M. Bisaro

Chief Executive Officer

Tango Merger Sub 2 LLC

909 Third Avenue

New York, NY 10022-4731

(212) 421-7850

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

2007 EQUITY INCENTIVE PLAN

2004 STOCK OPTION PLAN

2000 STOCK OPTION PLAN

1998 STOCK OPTION PLAN

1994 EMPLOYEE STOCK OPTION PLAN

(Full Title of the Plans)

909 Third Avenue

New York, NY 10022-4731

(212) 421-7850

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Tango Merger Sub 2 LLC (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-191267, filed with the Securities and Exchange Commission (the Commission”) on September 19, 2013, registering the offer and sale of the Registrant’s common stock, par value $0.10 per share (the “Common Shares”), issuable pursuant to Forest Laboratories, Inc.’s 2007 Equity Incentive Plan;

(2)	Registration Statement No. 333-170625, filed with the Commission on November 16, 2010, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to Forest Laboratories, Inc.’s 2007 Equity Incentive Plan;

(3)	Registration Statement No. 333-145415, filed with the Commission on August 14, 2007, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to Forest Laboratories, Inc.’s 2007 Equity Incentive Plan;

(4)	Registration Statement No. 333-118969, filed with the Commission on September 14, 2004, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to Forest Laboratories, Inc.’s 2004 Stock Option Plan;

(5)	Registration Statement No. 333-48656, filed with the Commission on October 26, 2000, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to Forest Laboratories, Inc.’s 2000 Stock Option Plan;

(6)	Registration Statement No. 333-65715, filed with the Commission on October 15, 1998, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to Forest Laboratories, Inc.’s 1998 Stock Option Plan; and

(7)	Registration Statement No. 033-56221, filed with the Commission on October 28, 1994, registering the offer and sale of the Registrant’s Common Shares issuable pursuant Forest Laboratories, Inc.’s 1994 Stock Option Plan.

On July 1, 2014, pursuant to the Merger Agreement, dated February 17, 2014, among Forest Laboratories, Inc. (“Forest”), a Delaware corporation, Actavis plc (“Actavis”), a public limited company formed under the laws of Ireland, Tango US Holdings Inc. (“US Holdco”), a Delaware corporation and a direct wholly-owned subsidiary of Actavis, Tango Merger Sub 1 LLC (“Merger Sub 1”), a Delaware limited liability company and a direct wholly-owned subsidiary of US Holdco, and the Registrant, (a) Forest merged with and into Merger Sub 1 (the “First Merger”), and (b) immediately following the First Merger, Forest, as the surviving entity of the First Merger, merged with and into the Registrant, with the Registrant being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

Following the Mergers, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 1st day of July 2014.

TANGO MERGER SUB 2 LLC

By:	/s/ David A. Buchen
David A. Buchen
Chief Legal Officer – Global and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.